Lancit Media Entertainment, Ltd.
         Exhibit 11 - Computation of Earnings Per Share

                                    Fiscal year ended June 30,
                                   1997        1996       1995
                                 ----------  ---------- ----------

Primary
   Weighted average shares out-
       standing                  6,538,851   6,177,051  6,148,631
   Net effect of dilutive stock
       options - based on the
       treasury stock method
       using average market
       price                             -           -    217,110
                                 ----------  ---------- ----------

   Total                         6,538,851   6,177,051  6,365,741
                                 ==========  ========== ==========

   Net Income (Loss)          $(10,078,908)$(3,700,713)$1,247,499
                                 ==========  ========== ==========

   Per share amount                $ (1.54)    $ (0.60)    $ 0.20
                                 ==========  ========== ==========


Fully Diluted
   Weighted average shares out-
       standing                  6,538,851   6,177,051  6,148,631
   Net effect of dilutive stock
       options - based on the
       treasury stock method
       using average market
       price                             -           -    237,428
                                 ----------  ---------- ----------

   Total                         6,538,851   6,177,051  6,386,059
                                 ==========  ========== ==========

   Net Income (Loss)          $(10,078,908)$(3,700,713)$1,247,499
                                 ==========  ========== ==========

   Per share amount                $ (1.54)    $ (0.60)    $ 0.20
                                 ==========  ========== ==========